REVISED SCHEDULE A

Compensation pursuant to Section 4 of Subadvisory Agreement shall be calculated at the rate shown below based on the average daily net assets that are subject to the Subadviser’s investment discretion in the relevant Funds.

Fund                                                                Rate*
AZL MFS Investors Trust Fund                                                                0.375% on the first $250 Million
0.350% on the next $250 Million
0.325% thereafter

AZL MFS Mid Cap Value Fund                                                                0.450% on the first $250 million
0.425% on the next $250 million
0.400% thereafter

AZL MFS Value Fund                                                                0.350% on the first $250 Million
0.300% on the next $1 Billion
0.250% thereafter

*When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate, e.g. if average daily net assets in the AZL MFS Investors Trust Fund are $600 million, a rate of 37.5 bps would apply to $250 million, a rate of 35 bps would apply to $250 million, and a rate of 32.5 bps would apply to the remaining $100 million.

Acknowledged:

ALLIANZ INVESTMENT                                                                                MASSACHUSETTS FINANCIAL
MANAGEMENT LLC                                                                                     SERVICES COMPANY

By:  /s/ Brian Muench                                                                                                By:  /s/ Robert J. Manning

Name:  __________________________                                                             Name:  _______________________

Title:  ____________________________                                                          Title:  ________________________

Effective as of January 24, 2014, the schedule is revised to add AZL MFS Mid Cap Value Fund.

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